For Immediate Release	Contact: Ann Storberg, Investor Relations
(517) 324-6629
AMERICAN PHYSICIANS CAPITAL, INC. ANNOUNCES EXPANSION OF RULE
10b5-1 STOCK REPURCHASE PROGRAM FROM $20 MILLION TO $30 MILLION
East Lansing, Mich. (August 22, 2006)
American Physicians Capital, Inc. (NASDAQ:ACAP) today announced that the Company’s Board of Directors has approved an expansion of the Rule 10b5-1 plan for repurchasing its common stock announced on April 6, 2006 from $20 million to $30 million . The Company will continue to repurchase shares under this plan under the parameters originally adopted by the Board in April 2006. The 10b5-1 plan is expected to continue through December 31, 2006 or until the $30 million limitation is reached, subject to conditions specified in the 10b5-1 plan. The Company may terminate the plan at any time. As of today, the Company has approximately $2.0 million remaining under the original $20 million authorization.
A Rule 10b5-1 plan allows a company to repurchase its shares at times when it otherwise might be prevented from doing so under insider trading laws or because of self-imposed trading blackout periods. A broker selected by the Company will have the authority under the terms and limitations specified in the plan to repurchase shares on the Company’s behalf.
Depending on market conditions, the Company may also conduct discretionary repurchases in the open market or in privately negotiated transactions during its normal trading windows. Any discretionary repurchases will be made under the existing November 2, 2005 authorization, which had approximately 270,000 shares remaining as of June 30, 2006.
Corporate Description
American Physicians Capital, Inc. is a regional provider of medical professional liability insurance focused primarily in the Midwest markets through American Physicians Assurance Corporation and its other subsidiaries. Further information about the companies is available on the Internet at http://www.apcapital.com.

Forward-Looking Statement
Certain statements made by American Physicians Capital, Inc. in this release may constitute forward-looking statements within the meaning of the federal securities laws. These include statements concerning expected commencement of repurchases under the 10b5-1 plan and the continuance of repurchase transactions during both future blackout periods and normal trading windows. In addition, when we use words such as “will,” “should,” “believes,” “expects,” “anticipates,” “estimates” or similar expressions, we are making forward-looking statements. While we believe any forward-looking statements we have made are reasonable, they are subject to risks and uncertainties, and actual results could differ materially. These risks and uncertainties include, but are not limited to, unexpected requirements for cash, including for acquisitions, changes in the Company’s business prospects, the market price of the Company’s stock, unexpected changes in the financial market conditions, and any other factors listed or discussed in the reports filed by APCapital with the Securities and Exchange Commission under the Securities Exchange Act of 1934. APCapital does not undertake, and expressly disclaims any obligation, to update or alter its statements whether as a result of new information, future events or otherwise, except as required by law.
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